Exhibit 99.1

Adjusted Capitalization and Dilution Data of Tesla, Inc.

Capitalization

As of June 30, 2020, our additional paid-in capital was $15,894 million and we had 931,596,365 shares of common stock outstanding after giving effect to our five-for-one forward stock split in the form of a stock dividend on August 28, 2020 (the “Stock Dividend”). This excludes:

•	145,634,950 shares of common stock issuable upon the exercise of options outstanding at June 30, 2020 at a weighted average exercise price of $56.45 per share;

•	21,377,935 shares of common stock issuable upon the vesting of restricted stock units outstanding at June 30, 2020;

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90,385,220 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of 55,572,135 shares of common stock reserved for issuance under our 2019 Equity Incentive Plan and 34,813,085 shares of common stock reserved for issuance under our 2019 Employee Stock Purchase Plan;

•

the shares of common stock reserved for issuance upon conversion of our 1.25% Convertible Senior Notes due in 2021, our 2.375% Convertible Senior Notes due in 2022, and our 2.00% Convertible Senior Notes due in 2024, and the warrant transactions entered into in connection with the issuance of these notes; and

•

the shares of common stock reserved for issuance upon conversion of (i) the Zero-Coupon Convertible Senior Notes due in 2020 issued by SolarCity Corporation (“SolarCity”) and convertible into shares of our common stock as a result of our acquisition of SolarCity, and (ii) the 5.50% Convertible Senior Notes due in 2022 issued by Maxwell Technologies, Inc. (“Maxwell”) and convertible into shares of our common stock as a result of our acquisition of Maxwell.

Dilution

As of June 30, 2020, we had a net tangible book value of approximately $9.35 billion or $10.03 per share of common stock, based upon 931,596,365 shares of common stock outstanding on such date (all reflected after giving effect to our Stock Dividend on August 28, 2020). Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, non-controlling interests and mezzanine equity and divided by the total number of shares of common stock outstanding.